Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-259893

PROSPECTUS SUPPLEMENT

Dated November 16, 2022

(To Prospectus Supplement Dated February 10, 2022)

Warrants to purchase up to 597,826 Shares of Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) by Surgalign Holdings, Inc. (the “Company”), dated February 10, 2022 (the “Original Prospectus Supplement”), and the accompanying base prospectus, dated December 28, 2021 (the “Base Prospectus” and, collectively with the Original Prospectus Supplement, the “Prospectus”), related to an underwritten offering of 1,285,507 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) Pre-Funded Warrants to purchase up to 163,768 shares of Common Stock at an exercise price of $0.003 per share, (iii) Warrants to purchase up to 1,086,956 shares of Common Stock at an exercise price of $18.0000 per share (the “Warrants”) and (iv) Underwriter Warrants to purchase up to 86,596 shares of Common Stock at an exercise price of $17.2500 per share. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

The Common Stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “SRGA.” The last reported sale price of the Common Stock on November 11, 2022 was $2.14 per share. Information in this Supplement gives effect to a one-for-thirty reverse stock split of the Common Stock effected on May 16, 2022.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-8 of the Original Prospectus Supplement, Page 3 of the Base Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Original Prospectus Supplement, the Base Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO WARRANTS

On November 15, 2022, in connection with a securities purchase agreement entered into by the Company with an institutional investor dated November 13, 2022, the Company filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under the Company’s registration statement on Form S-3 (Registration No. 333-259893) in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Registered Direct Prospectus Supplement, the Company offered and sold (i) 740,000 shares of Common Stock, (ii) Pre-Funded Warrants to purchase up to 5,260,000 shares of Common Stock, (iii) Series A Warrants to purchase up to an aggregate of 6,000,000 of Common Stock and (iv) Series B Warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock (the “Registered Direct Offering”).

This Supplement is being filed to disclose the following:

In connection the Registered Direct Offering, the Company entered into a Warrant Amendment Agreement (as amended and restated, the “Warrant Amendment Agreement”) with the investor in the Registered Direct Offering pursuant to which, in consideration for such investor’s purchase of $12.0 million of securities in the Registered Direct Offering, the Company agreed to (i) reduce the exercise price of the investor’s Warrants and such other warrants to $1.815 per share and (ii) extend the termination date of the investor’s Warrants and such other warrants to November 16, 2027, effective upon the consummation of the Registered Direct Offering. The Registered Direct Offering closed on November 16, 2022.

The date of this Prospectus Supplement is November 16, 2022